Exhibit 99.1

70 E. Long Lake Rd.
Bloomfield Hills, MI 48304
www.agreerealty.com

FOR IMMEDIATE RELEASE

Agree Realty Announces Appointment of Michael Judlowe to Board of Directors

Bloomfield Hills, MI, September 13, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced that Michael Judlowe has joined the Company’s Board of Directors (the “Board”).

Mr. Judlowe most recently spent the last 10 years at Jefferies Group, where he helped establish the Real Estate Equity Capital Markets practice, joining as Managing Director and subsequently being named Co-Head of Equity Capital Markets Americas in 2013. Additionally, he served as Chairman of the US Real Estate, Gaming and Lodging Investment Banking practice from June 2019 to March 2021. Prior to joining Jefferies, Mr. Judlowe spent 10 years in Real Estate Equity Capital Markets at Citigroup.

“We are extremely pleased to welcome Mike Judlowe to our Board of Directors,” said Joey Agree, President and Chief Executive Officer. “Mike brings a wealth of REIT capital markets experience to our Board, having led innumerous transactions raising in excess of $50 billion of capital. Having worked with Mike for many years in his role as an investment banker, I am excited to leverage his unique perspectives and experiences as our Company continues to evolve and grow.”

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2021, the Company owned and operated a portfolio of 1,262 properties, located in 46 states and containing approximately 26.1 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

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Contact:

Peter Coughenour

Interim Chief Financial Officer

Agree Realty Corporation

(248) 737-4190